Mr. Frank J. Garofalo
          Management Consultant and Financial Advisor
                        P.O. Box 962066
                  Boston,  Mass 02196-9998


May 13, 2008
Mr. Ernest D. Papadoyianis
President
Neptune Industries, Inc.
21218 St. Andrews Boulevard, Suite 645
Boca Raton, FL 33433

Dear Ernie:

	As we have discussed by telephone, I have decided to resign as a member of the Board of Directors of Neptune Industries, Inc., effectively immediately, due to other commitments.

I wish you and Neptune good luck in the future.

Sincerely,


Frank Garofalo